EXHIBIT 21
DIAGNOSTIC PRODUCTS CORPORATION AND SUBSIDIARIES
EXHIBIT 21 — SUBSIDIARIES

	Place of
Name	Incorporation	% Ownership
DPC Cirrus, Inc.	USA/Delaware	100%
EURO/DPC Limited	United Kingdom	100%
Diagnostic Products International Inc.	Barbados	100%
DPC Analytic	Slovenia	100%
DPC Holding GmbH	Germany	100%
DPC Biermann GmbH	Germany	100%
DPC Czech s.r.o.	Czech Republic	100%
DPC d.o.o. Zagreb	Croatia	50%
DPC Polska sp.z.o.o.	Poland	100%
DPC Slovensko	Slovakia	100%
DPC Benelux B.V.	Netherlands	100%
DPC Nederland B.V.	Netherlands	100%
DPC Belgium b.v.b.A./s.p.r.l.	Belgium	100%
DPC Finland OY	Finland	100%
Bio-Mediq DPC Pty. Ltd.	Australia	100%
DPC Dipesa S.A.	Spain	100%
DPC France SAS	France	100%
Tianjin De Pu (DPC) Biotechnological and Medical Products Inc.	China	100%

EXHIBIT 21
DIAGNOSTIC PRODUCTS CORPORATION AND SUBSIDIARIES
EXHIBIT 21 – SUBSIDIARIES (CONTINUED)

	Place of
Name	Incorporation	% Ownership
Diagnostic Products DPC Norway A/S	Norway	100%
DPC Medlab	Bolivia	28%
DPC Medlab Productos Medico Hospitalares Ltda.	Brazil	56%
DPC MEDLAB BRAZIL	Brazil	56%
DPC Medlab Productos Medico Hospitalares Ltda.	Dominican Republic	56%
DPC Venezuela C.A.	Venezuela	56%
DPC Medlab de Uruguay S.A.	Uruguay	56%
DPC Medlab Panama, S.A.	Panama	29%
DPC Medlab Guatemala	Guatemala	29%
DPC Medlab Centroamerica S.A.	Costa Rica	29%
Nippon DPC Corporation	USA/California	50%
DPC Scandinavia AB	Sweden	100%
DPC Baltic Estonia OU	Sweden	100%
DPC Baltic Latvia SIA	Sweden	100%
DPC Baltic UAB Lithuania	Sweden	100%
D.P.C.-N. Tsakiris S.A.	Greece	50%
Medical Systems S.p.A.	Italy	45%
DPC Amerlab Lda.	Portugal	47.5%
Lumigen, Inc.	U.S.A./Michigan	10%

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